Exhibit 10.4

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

DATED AS OF JUNE 1, 2021

by and between

VIVIAL INC.

and

VIVIAL MEDIA HOLDINGS, INC.

EXHIBITS

A Form of Transition Services Agreement

SCHEDULES

Schedule 1.1(a)	Acquired Business Employees
Schedule 1.1(f)	Company Trademarks
Schedule 1.1(t)	Shared Assets
Schedule 1.1(u)	Shared Contracts
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	SpinCo Entities
Schedule 2.2(a)(vii)	SpinCo Real Property Leases
Schedule 2.2(a)(viii)	Excluded items on SpinCo Sites
Schedule 2.2(b)(i)	Excluded Assets
Schedule 2.2(b)(vi)	Excluded SpinCo Real Property Leases
Schedule 2.6(b)(iv)	Intercompany Contracts Not Being Terminated

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 1, 2021 (this “Agreement”), is entered into by and between Vivial Inc., a Delaware corporation (the “Company”) and Vivial Media Holdings, Inc., a Delaware corporation (“SpinCo”). Certain terms used in this Agreement are defined in Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

W I T N E S E T H:

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, SpinCo is a newly formed, wholly owned Subsidiary of the Company;

WHEREAS, the Company intends to separate the SpinCo Business from the Acquired Business and to cause the SpinCo Assets to be transferred to SpinCo and the other SpinCo Entities and to cause the SpinCo Liabilities to be assumed by SpinCo and the other SpinCo Entities, subject to the conditions set forth in this Agreement;

WHEREAS, the Company will cause the holders of the outstanding common stock, $0.01 par value, of the Company (the “Company Common Stock”) as of the close of business on the Record Date to receive on a pro rata basis for no consideration all of the issued and outstanding shares of common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) in accordance with a distribution ratio to be determined by the Board of Directors of the Company or a committee thereof (the “Distribution”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as February 18, 2021 (the “Merger Agreement”), by and among Kaleyra Inc., a Delaware corporation (“Parent”), Volcano Merger Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of Parent (“Merger Sub”), the Company and GSO Special Situations Master Fund LP, an exempted limited partnership formed under the laws of the Cayman Islands, solely in its capacity as the Stockholder Representative, immediately following the Distribution, Merger Sub will merge with and into the Company (the “Merger”) and all shares of Company Common Stock shall be converted automatically into and shall thereafter represent the right to receive the consideration described in the Merger Agreement;

WHEREAS, the Board of Directors of each of the Company and SpinCo have approved the Reorganization, the Distribution, the Merger Agreement and the Merger (as applicable); and

WHEREAS, the Company and SpinCo desire to set forth the principal corporate transactions required to effect the Reorganization and the Distribution.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(a) “Acquired Business Employees” means all employees of the SpinCo Entities who are dedicated to the Acquired Business (as scheduled on Schedule 1.1(a)).

(b) “Adversarial Action” means (i) an Action by any Acquired Entity, on the one hand, against any SpinCo Entity, on the other hand, or (ii) an Action by any SpinCo Entity, on the one hand, against any Acquired Entity, on the other hand.

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise; provided, however, that, for purposes of this Agreement, no SpinCo Entity shall be deemed to be an Affiliate of any Acquired Entity, and no Acquired Entity shall be deemed to be an Affiliate of any SpinCo Entity, from and after the Distribution Time.

(d) “Approvals or Notifications” means any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations, information or reports to be submitted to, or other filings or consultations to be made with, any third Person, including employee representatives, unions, works councils, health and safety committees, or any Governmental Entity.

(e) “Assets” means any and all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of the applicable Person, including the following:

(i) all Information, cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development, business process files and data, quality records and reports and accounting and other books, records, studies, surveys, reports, plans, documents, advertising and promotional materials, and other printed or written materials; artwork; design; development, procedures and files; vendor and customer drawings; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, corporate minute books and related stock records, financial records, separate entity Tax Returns and associated Tax records of SpinCo and its Subsidiaries (including of any entity that is treated as a predecessor of SpinCo or any of its Subsidiaries for U.S. federal income tax purposes), and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form (“Books and Records”);

(ii) all apparatus, computers and other electronic data processing and communications equipment, telecommunications equipment and data, electronic storage equipment, fixtures, marketing and transportation systems and related facilities, equipment, furniture, office equipment, tools, apparatus, cables, test devices, prototypes and models and other tangible personal property of any kind;

(iii) all interests in real property of whatever nature, including lessor, sublessor, lessee, sublessee or otherwise;

(iv) all interests in any capital stock or other equity or ownership interests of any Subsidiary or any other Person;

(v) all rights under Contracts and/or any other business arrangements, license agreements, leases of personal property and all claims or rights against any Person relating thereto;

(vi) all deposits, prepaid expenses and letters of credit;

(vii) all written (including in electronic form) technical information, data, research and development information and materials and analyses prepared by consultants and other third Persons;

(viii) all Intellectual Property rights and all physical and tangible materials embodying same;

(ix) all IT Assets;

(x) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(xi) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent;

(xii) all licenses, Permits, approvals and authorizations which have been issued by any Governmental Entity or other third Person;

(xiii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(xiv) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements.

(f) “Company Trademarks” has the meaning set forth on Schedule 1.1(f).

(g) “Distribution Date” means the date on which the Company distributes all of the issued and outstanding shares of SpinCo Common Stock to the holders of Company Common Stock.

(h) “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

(i) “Excluded SpinCo Records” means (a) any and all Tax Returns and associated Tax records of SpinCo and its Subsidiaries, including, for the avoidance of doubt, any Tax Returns filed on a consolidated basis with any Acquired Entity and associated Tax records; (b) any personnel records for individuals employed by any of the Acquired Entities; (c) any Books and Records not related in any material respect to the SpinCo Business (it being understood that to the extent that such Books and Records relate in part to the SpinCo Business, SpinCo shall be provided access to redacted copies of such records showing only the information that relates to the SpinCo Business); and (d) any Books and Records the transfer of which is prohibited by applicable Law.

(j) “Financial Statements” means the consolidated audited financial statements of Vivial Inc. and its Subsidiaries consisting of the balance sheets of Vivial Inc. and its Subsidiaries as of December 31, 2020 and the related consolidated statements of operations, changes in equity and cash flow including, in each case, the notes thereto.

(k) “Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, accountant’s work papers, contracts, instruments, surveys, designs, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), other communications containing information not generally known to the public, memoranda and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and all other technical, financial, employee or business information or data.

(l) “Insurance Policies” has the meaning set forth in the Merger Agreement.

(m) “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof.

(n) “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology and related equipment, and all dated stores therein or processed thereby.

(o) “Liabilities” means any and all debts, liabilities and obligations of any kind or nature, whether direct or indirect, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability or otherwise.

(p) “Party” means the Company or SpinCo, as appropriate, and “Parties” means the Company and SpinCo.

(q) “Record Date” means the close of business on the date determined by the Board of Directors of the Company (or a committee thereof) as the record date for the Distribution.

(r) “Reorganization” means the transfer of the SpinCo Assets that are not already owned by the SpinCo Entities to the SpinCo Entities and the assumption of the SpinCo Liabilities that are not already owned by the SpinCo Entities by the SpinCo Entities, and the transfer of Excluded Assets that are not already owned the Acquired Entities to the Acquired Entities and the assumption of the Excluded Liabilities that are not already owned by the Acquired Entities, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Plan of Reorganization.

(s) “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.

(t) “Shared Assets” means the Assets identified on Schedule 1.1(t).

(u) “Shared Contracts” means all Contracts to which the Company or any of its Subsidiaries is a party as of immediately prior to the Distribution Time that relate both to the SpinCo Business and the Acquired Business (other than (i) Intercompany Obligations and (ii) any Contracts that are the subject of Transition Services under the Transition Services Agreement, which shall be treated as set forth therein), which all such Shared Contracts are set forth on Schedule 1.1(u).

(v) “SpinCo Business Records” means Books and Records of the SpinCo Entities as of immediately prior to the Distribution Time, excluding Excluded SpinCo Records.

(w) “SpinCo Cash” means the aggregate amount of cash and cash equivalents in accounts held by a SpinCo Entity as of immediately prior to the Distribution Time. For the avoidance of doubt, SpinCo Cash shall not include any amounts included in the calculation of Closing Cash and Closing Net Working Capital.

(x) “SpinCo Contracts” means the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Time (except for any such Contract or part thereof that is expressly contemplated to be retained by or transferred to the Company or any Acquired Entity pursuant to any provision of this Agreement or any other Transaction Document):

(a) any Contract that is primarily related to the SpinCo Business; and

(b) any Contract that is otherwise expressly contemplated pursuant to this Agreement (including Shared Contracts, subject to Section 2.7) or any of the other Transaction Documents to be assigned to SpinCo or any other SpinCo Entity.

(y) “SpinCo Intellectual Property” means all Intellectual Property owned by the SpinCo Entities.

(z) “Tax” has the meaning set forth in the Merger Agreement.

(aa) “Tax Return” has the meaning set forth in the Merger Agreement.

(bb) “Total SpinCo Debt” means collectively, any Indebtedness incurred by SpinCo or any of its Subsidiaries after the Closing or to the extent not included in the calculation of Closing Indebtedness prior to the Closing.

(cc) “Transaction Documents” means this Agreement, the Transition Services Agreement and the Transfer Documents, in each case including all annexes, exhibits, schedules, attachments and appendices thereto.

(dd) “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution Company Transfer Documents and the Post-Distribution SpinCo Transfer Documents.

(ee) “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A, entered into or to be entered into by and between Merger Sub and SpinCo on or immediately prior to the Distribution Date.

(ff) “Transition Services” has the meaning set forth in the Transition Services Agreement.

Section 1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Definition	Section
Agreement	Preamble
Applicable Matters	4.6
Appointed Representative	7.13(a)
Books and Records	1.1(d)(i)
Company	Preamble
Company Confidential Information	6.2(b)
Company Controlled Actions	5.2(b)
Company Common Stock	Recitals
Distribution	Recitals
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Intercompany Obligations	2.6(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Mixed Action	5.2(d)
Plan of Reorganization	2.1(a)
Post-Distribution Company Transfer Documents	2.5(b)
Post-Distribution SpinCo Transfer Documents	2.4(b)

Pre-Closing Occurrence-Based Policies	2.2(a)(vi)
Pre-Distribution Transfer Documents	2.1(c)
Prior Company Counsel	4.6
Privileged Communications	4.6
Representatives	6.2(a)
Separate Action	5.2(c)
Separation Agreement Disputes	7.13(b)
SpinCo Confidential Information	6.2(a)
SpinCo	Preamble
SpinCo Assets	2.2(a)
SpinCo Common Stock	Recitals
SpinCo Controlled Actions	5.2(a)
SpinCo Liabilities	2.3(a)
SpinCo Released Persons	5.1
SpinCo Site	2.2(a)(viii)

ARTICLE II

THE REORGANIZATION

Section 2.1 Transfer of Assets and Assumption of Liabilities Prior to the Distribution.

(a) In accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, prior to the Distribution Time:

(i) SpinCo Assets. The Company shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to SpinCo and/or one or more of its Subsidiaries designated by SpinCo, and SpinCo and/or one or more of its Subsidiaries designated by SpinCo, shall accept from the Company and the Company’s applicable Subsidiaries, all of the Company’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all SpinCo Assets;

(ii) SpinCo Liabilities. SpinCo and/or one or more of its Subsidiaries designated by SpinCo shall accept, assume and agree faithfully to perform, discharge and fulfill the SpinCo Liabilities in accordance with their respective terms (and, for the avoidance of doubt, shall not assume the Excluded Liabilities). SpinCo and such Subsidiaries shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against third parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement;

(iii) Excluded Assets. The Company shall cause the SpinCo Entities to assign, transfer, convey and deliver to the Company or one or more of its other Subsidiaries designated by the Company (other than any SpinCo Entity), and the Company or such other Subsidiaries shall accept from the SpinCo Entities, such applicable Person’s respective direct or indirect right, title and interest in and to any Excluded Assets; and

(iv) Excluded Liabilities. The Company and/or its Subsidiaries designated by Company (other than any SpinCo Entity) shall accept and assume from the SpinCo Entities and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such Persons, and the Company and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude or inhibit Company from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii), on the date that such SpinCo Assets are assigned, transferred, conveyed or delivered or such SpinCo Liabilities are assumed: (i) the Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of the Company’s and its Subsidiaries’ (other than the SpinCo Entities) right, title and interest in and to such SpinCo Assets and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo and its Subsidiaries.

(c) In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed: (i) SpinCo shall execute and deliver, and shall cause the SpinCo Entities to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and such Person’s right, title and interest in and to such Excluded Assets and (ii) the Company shall execute and deliver, and shall cause its Subsidiaries (other than the SpinCo Entities) to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by the Company and its Subsidiaries. All of the foregoing documents contemplated by Section 2.1(b) and this Section 2.1(c) shall be referred to collectively herein as the “Pre-Distribution Transfer Documents”.

(d) Without limiting any other provision hereof, in connection with the Reorganization contemplated by Section 2.1(a), each of the Company and SpinCo will take, and will cause the Acquired Entities or the SpinCo Entities (as applicable) to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Distribution Time).

Section 2.2 Allocation of Assets.

(a) For purposes of this Agreement, “SpinCo Assets” shall mean the following Assets, except for Excluded Assets:

(i) the shares of capital stock of, or any other equity or ownership interests in the Subsidiaries held, directly or indirectly, by the Company, listed on Schedule 2.2(a)(i);

(ii) (A) the SpinCo Contracts and (B) any Shared Contracts to the extent allocated to SpinCo pursuant to Section 2.7;

(iii) the Assets of any SpinCo Entity reflected on the Financial Statements as specifically being allocated to a SpinCo Entity and any Assets acquired by the SpinCo Business or any SpinCo Entity subsequent to the date of the Financial Statements which, had they been so acquired on or before such date and owned as of such date, would have been reflected in the Financial Statements if prepared on a consistent basis; provided that no Asset shall be deemed to be a SpinCo Asset solely as a result of this clause (iii) if such Asset is within the category or type of Asset expressly covered by (A) another subsection of this Section 2.2(a), (B) a subsection of Section 2.2(b) or (C) by the terms of another Transaction Document;

(iv) all cash and cash equivalents held by any SpinCo Entity or any Acquired Entity, including the SpinCo Cash and all bank accounts, lock boxes and other deposit arrangements exclusively used in, held for use in or related to the SpinCo Business but excluding the Closing Cash and Closing Net Working Capital;

(v) the SpinCo Intellectual Property and the Company Trademarks and any associated rights, including, but not limited to, any and all rights to sue and recover for past, present and future infringement, misappropriation or other violation thereof and all remedies associated therewith;

(vi) subject to Section 6.3 (including any limitations or obligations of any SpinCo Entity thereunder), to the terms of the applicable Insurance Policies, the rights of any SpinCo Entity under any occurrence-based Insurance Policies of the Company or its Subsidiaries (as applicable) in place prior to the Distribution Date under which SpinCo or any other SpinCo Entity is insured (the “Pre-Closing Occurrence-Based Policies”) (it being understood that any retrospective premiums, deductibles or other similar obligations arising from any claim(s) by or on behalf of any SpinCo Entity under such Pre-Closing Occurrence-Based Policies shall be borne by the SpinCo Entities); provided further that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of any or all of such Pre-Closing Occurrence-Based Insurance Policies themselves (as distinguished from a grant of a right to access coverage under such Pre-Closing Occurrence Based Policies for the Assumed Liabilities, as provided in Section 6.3), to SpinCo or any other SpinCo Entity;

(vii) the leases, subleases, licenses or other agreements set forth on Schedule 2.2(a)(vii);

(viii) fixtures, office equipment, tangible IT Assets, furnishings and other tangible property located at a physical site of which the leasehold or subleasehold interest is being transferred to or retained by any SpinCo Entity, and which is not subject to a site division, a lease or sublease back to an Acquired Entity as of the Distribution Time (a “SpinCo Site”), but excluding the items listed on Schedule 2.2(a)(viii) (in each case excluding any such tangible property owned by Persons other than the Company and its Subsidiaries as of immediately prior to the Distribution Time; provided that personal computers and other personal equipment shall be retained by the Party who, following the Distribution Time, retains the services of the applicable Service Provider who, prior to the Distribution Time, used such personal computer);

(ix) originals or, to the extent originals are not available by reason other than that such originals are Excluded SpinCo Business Records, copies of all SpinCo Business Records that are located at a SpinCo Site and copies of all other SpinCo Business Records (but not, for the avoidance of doubt, such SpinCo Business Records themselves); and

(x) all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to SpinCo or any other SpinCo Entity.

(b) For the purposes of this Agreement, “Excluded Assets” shall mean the following Assets that are owned, leased or licensed, at or prior to the Distribution Time, by the Company or any of its Subsidiaries (without duplication):

(i) the Assets listed or described on Schedule 2.2(b)(i);

(ii) the Closing Cash and the Closing Net Working Capital;

(iii) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by the Company that are not SpinCo Entities;

(iv) (A) except as provided in clause (B), other Contracts that are not primarily related to the SpinCo Business and (B) any Shared Contracts, to the extent not allocated to SpinCo pursuant to Section 2.7;

(v) all Company Intellectual Property (except as otherwise provided in Section 2.2(a));

(vi) the leases, subleases, licenses or other agreements governing the leased real property allocated to any Acquired Entity set forth on Schedule 2.2(b)(vi);

(vii) the Excluded SpinCo Records; and

(viii) all other Assets (A) that are not included as SpinCo Assets pursuant to Section 2.2(a) or (B) that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by the Company or any other Acquired Entity.

Section 2.3 Allocation of Liabilities.

(a) For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities (without duplication):

(i) all Liabilities to the extent relating to, arising out of or resulting from:

(A) the operation of the SpinCo Business, as conducted at any time before, at or after the Distribution Time;

(B) that certain Letter Agreement, dated as of March 26, 2020, by and between Guggenheim Securities, LLC and the Company;

(C) that certain Engagement Letter, dated as of April 1, 2020, by and between FTI Consulting, Inc. and the Company; or

(D) the SpinCo Assets.

(ii) the Liabilities of any SpinCo Entity reflected as Liabilities of the SpinCo Business in the Financial Statements including, for the avoidance of doubt, all accounts payable and deferred revenue reflected therein, and all Liabilities relating to the SpinCo Business arising or assumed after the date of the Financial Statements which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected in the Financial Statements if prepared on a consistent basis, subject, in each case, to any discharge of such Liabilities subsequent to the date of the Financial Statements;

(iii) the Liabilities arising out of or resulting from the Total SpinCo Debt; and

(iv) all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by SpinCo or any other SpinCo Entity, including Taxes resulting from the Reorganization or the Distribution, and all agreements, obligations and Liabilities of SpinCo or any other SpinCo Entity under this Agreement or any of the other Transaction Documents.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i) all Liabilities of the Company or its Subsidiaries to the extent such Liabilities are not SpinCo Liabilities;

(ii) all Liabilities, whether presently in existence or arising after the date of this Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by any Acquired Entity or, to the extent the relevant engagement was entered into prior to the Distribution Time, any SpinCo Entity, in each case in connection with the transactions contemplated by this Agreement or the Transaction Documents (other than, for the avoidance of doubt, to the extent otherwise provided in the Merger Agreement or any Transaction Document), but only to the to the extent such Liability is Indebtedness or a Company Transaction Expense (as such term is defined in the Merger Agreement) each payable in accordance with Sections 2.4(a)(i) and (ii) of the Merger Agreement, respectively, and excluding, for the avoidance of doubt, the Liabilities set forth in Section 2.3(a)(i)(B) and Section 2.3(a)(i)(C);

(iii) all Liabilities to the extent relating to, arising out of or resulting from the indemnification of any director, officer, manager, agent or employee of the Company or any of its Affiliates who was a director, officer, manager, agent or employee of the Company or any of its Affiliates (including the SpinCo Entities) on or prior to the Distribution Time to the extent such director, officer, manager, agent or employee is or becomes a named defendant in any shareholder derivative suit brought by shareholders of the Company against the Company arising from the transactions contemplated by this Agreement or the Merger Agreement, with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations;

(iv) all Liabilities relating to any Excluded Asset; and

(v) all other Liabilities of the Company and its Subsidiaries that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by the Company or any other Acquired Entity, and all agreements, obligations and other Liabilities of the Company or any Acquired Entity under this Agreement or any of the other Transaction Documents.

Section 2.4 Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected at or Prior to the Distribution Time.

(a) Subject to Section 2.4(d), to the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, any SpinCo Entity at or prior to the Distribution Time, or is owned or held by any SpinCo Entity after the Distribution Time, from and after the Distribution Time:

(i) SpinCo shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the Company or certain of its Subsidiaries designated by the Company, and the Company or such Subsidiaries shall accept from SpinCo and its applicable Subsidiaries, all of SpinCo’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) The Company and/or its Subsidiaries designated by Company shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities provided for in Section 2.4(a)(i) and Section 2.4(a)(ii) and the other Transaction Documents and without any additional consideration therefor: (i) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Company and its Subsidiaries, and (ii) the Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by the Company or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Post-Distribution SpinCo Transfer Documents”.

(c) To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in Section 6.4 or in any of the other Transaction Documents, neither the Company nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the Acquired Entities of any Excluded Assets or the assumption by the Acquired Entities of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Distribution Time, then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the Acquired Entities of such Excluded Assets or the assumption by the Acquired Entities of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities for all other purposes of this Agreement.

(e) If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement or other Transaction Documents is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.4(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the SpinCo Entity retaining such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset in trust for the use and benefit of the Acquired Entity entitled thereto (at the expense of the Acquired Entity entitled thereto) and retain such Excluded Liability for the account of the Acquired Entity and otherwise enter into mutually acceptable arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such Excluded Assets or Excluded Liability to the Acquired Entities. In addition, the SpinCo Entity retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Acquired Entity to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place Acquired Entity in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Distribution Time to the Acquired Entities. Except to the extent otherwise required by applicable Law, each of the Company and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any Excluded Asset and any Excluded Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.4(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability pursuant to Section 2.4(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g) Any SpinCo Entity retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by the Company or the Acquired Entity entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Company or the Acquired Entity entitled to such Excluded Asset or Excluded Liability.

Section 2.5 Transfer of SpinCo Assets and Assumption of SpinCo Liabilities Not Effected at or Prior to the Distribution Time.

(a) Subject to Section 2.5(d), to the extent any SpinCo Asset is transferred or assigned to, or any SpinCo Liability is assumed by, any Acquired Entity at or prior to the Distribution Time, or is owned or held by any Acquired Entity after the Distribution Time, from and after the Distribution Time:

(i) The Company shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to SpinCo or certain of its Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries shall accept from the Company and its applicable Subsidiaries, all of the Company’s and such Subsidiaries’ respective right, title and interest in and to such SpinCo Assets; and

(ii) SpinCo and/or its Subsidiaries designated by SpinCo shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such SpinCo Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of SpinCo Assets and the assumption of SpinCo Liabilities provided for in Section 2.5(a)(i) and Section 2.5(a)(ii) and the other Transaction Documents and without any additional consideration therefor, and except with respect to matters addressed by the Intellectual Property Matters Agreement: (i) the Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of the Company’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets to SpinCo and its Subsidiaries, and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “Post-Distribution Company Transfer Documents”.

(c) To the extent that the transfer or assignment of any SpinCo Asset or the assumption of any SpinCo Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in Section 6.4 or in any of the other Transaction Documents, neither the Company nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Entities of any SpinCo Assets or assumption by the SpinCo Entities of any SpinCo Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Distribution Time then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the SpinCo Entities of such SpinCo Assets or the assumption by the SpinCo Entities of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(e) If any transfer or assignment of any SpinCo Asset or any assumption of any SpinCo Liability intended to be transferred, assigned or assumed under this Agreement or the other Transaction Documents is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the Acquired Entity retaining such SpinCo Asset or such SpinCo Liability, as the case may be, shall thereafter hold such SpinCo Asset in trust for the use and benefit of the SpinCo Entity entitled thereto (at the expense of the SpinCo Entity entitled thereto) and retain such SpinCo Liability for the account of the SpinCo Entity and otherwise enter into mutually acceptable arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such SpinCo Assets or SpinCo Liability to the SpinCo Entities. In addition, the Acquired Entity retaining such SpinCo Asset or such SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SpinCo Asset or SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the SpinCo Entity to whom such SpinCo Asset is to be transferred or assigned, or which will assume such SpinCo Liability, as the case may be, in order to place such SpinCo Entity in the same position as if such SpinCo Asset or SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such SpinCo Asset or SpinCo Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such SpinCo Asset or SpinCo Liability, as the case may be, are to inure from and after the Distribution Time to the SpinCo Entities. Except to the extent otherwise required by applicable Law, each of the Company and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any SpinCo Asset and any SpinCo Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.5(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SpinCo Asset or the deferral of assumption of any SpinCo Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SpinCo Asset or the assumption of any SpinCo Liability have been removed, the transfer or assignment of the applicable SpinCo Asset or the assumption of the applicable SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g) Any Acquired Entity retaining a SpinCo Asset or SpinCo Liability due to the deferral of the transfer or assignment of such SpinCo Asset or the deferral of the assumption of such SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by SpinCo or the SpinCo Entity entitled to the SpinCo Asset or SpinCo Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the SpinCo Entity entitled to such SpinCo Asset or SpinCo Liability.

Section 2.6 Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.

(a) Except as set forth in Section 2.6(b), in furtherance of the release and other provisions of Section 5.1, SpinCo and each SpinCo Entity, on the one hand, and the Company and each Acquired Entity, on the other hand, hereby terminate, effective as of the Distribution Time and in accordance with applicable Law, any and all Contracts and intercompany Liabilities (subject to Section 2.6(c)), whether or not in writing, and whether or not such subject Contract constitutes a SpinCo Material Contract, between or among SpinCo and/or any SpinCo Entity, on the one hand, and the Company and/or any Acquired Entity, on the other hand, that are effective or outstanding as of immediately prior to the Distribution Time (collectively, the “Intercompany Obligations”). No such terminated Contract (including any provision thereof that purports to survive termination) or intercompany Liability shall be of any further force or effect from and after the Distribution Time, no Acquired Entity nor any SpinCo Entity shall have any rights or obligations thereunder and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Obligations as provided in Section 2.6(c). Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.6(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the other Transaction Documents and the Merger Agreement (and each other Contract expressly contemplated by this Agreement, any other Transaction Document or the Merger Agreement to be entered into or continued by the Parties or any of the Acquired Entities or the SpinCo Entities after the Distribution Time);

(ii) any Contracts to which any Person, other than the Parties and their respective wholly owned Subsidiaries, is a party;

(iii) any confidentiality or non-disclosure agreements among any SpinCo Entity, any Acquired Entity and any of their respective employees, including any obligation not to disclose privileged information; and

(iv) any Contract listed on Schedule 2.6(b)(iv).

(c) Any intercompany payables or receivables between the SpinCo Business and the Acquired Business shall be eliminated, by discharge or otherwise, cancelled in their entirety, effective immediately prior to the Distribution Time by the Party owing such amount (except for any such intercompany payables or receivables arising pursuant to a Transaction Document, which shall instead be settled in accordance with the terms of such Transaction Document). To the extent the parties determine that there are intercompany payables or receivables between the SpinCo Business and the Acquired Business outstanding as of the Distribution Time which have not been paid, eliminated, discharged or otherwise in accordance with this Agreement, the parties shall, as promptly as practicable after the Distribution Time, pay, settle or otherwise eliminate such outstanding amounts by means of cash payment (or as otherwise agreed by the parties).

Section 2.7 Shared Assets; Shared Contracts.

(a) The Parties shall use their reasonable best efforts to separate, as soon as practicable and to the extent practicable prior to the Distribution Time, the Shared Assets into separate Assets so that the SpinCo Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the SpinCo Business on substantially the same terms and conditions applicable to the SpinCo Business immediately prior to the Distribution Time with respect to such Shared Asset, and the Company will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the Acquired Business on substantially the same terms and conditions applicable to the Acquired Business immediately prior to the Distribution Time with respect to such Shared Assets; provided, however, that except to the extent expressly provided in Section 6.4 or in any of the other Transaction Documents, neither the Company nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any Approvals or Notifications necessary to effect such separation of Shared Assets. If any third party that is entitled to consent to the separation of the Shared Asset has not provided such consent or if the separation of a Shared Asset has not been completed as of the Distribution Date for any other reason, then the Parties shall use their reasonable best efforts to develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to, and make available for use by, the SpinCo Entities the benefit and the Liabilities (including any Tax Liabilities) of the portion of any such Shared Asset related to the SpinCo Business and to pass along to, and make available for use by, the Acquired Entities the benefit and the Liabilities (including any Tax Liabilities) of the portion of the Shared Asset related to the Acquired Business, as the case may be. No Acquired Entity shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Asset related to the SpinCo Business and no SpinCo Entity shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Asset related to the Acquired Business. If and when any such consent is obtained, the Shared Asset will be separated in accordance with this Section 2.7. The obligations set forth in this Section 2.7 shall terminate on the date that is twenty-four (24) months after the Distribution Date.

(b) The Parties shall use their reasonable best efforts to complete the action with respect to each Shared Contract set forth under the column labeled “SDA Action” on Schedule 1.1(u), as soon as practicable and to the extent practicable prior to the Distribution Time, so that (i) the SpinCo Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the SpinCo Business on substantially the same terms and conditions applicable to the SpinCo Business immediately prior to the Distribution Time under such Shared Contract, and (ii) the Company will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the Acquired Business on substantially the same terms and conditions applicable to the Acquired Business immediately prior to the Distribution Time with respect to such Shared Contracts (it being understood that Shared Contracts may include volume-based pricing or other incentive mechanisms or pricing benefits that will not be retained), as applicable; provided, however, that except to the extent expressly provided in Section 6.4 or in any of the other Transaction Documents, neither the Company nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any Approvals or Notifications necessary to effect such separation of Shared Contracts. If a counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to consent to the assignment of, separation of, or entry into a new standalone with respect to, the Shared Contract has not provided such consent or if the separation of, or entry into a new standalone with respect to, a Shared Contract has not been completed as of the Distribution Date for any other reason, then the Parties shall use their reasonable best efforts to promptly develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to, and make available for use by, the SpinCo Entities the benefit and the Liabilities (including any Tax Liabilities) of the portion of any such Shared Contract related to the SpinCo Business and to pass along to, and make available for use by, the Acquired Entities the benefit and the Liabilities (including any Tax Liabilities) of the portion of the Shared Contract related to the Acquired Business, as the case may be. No Acquired Entity shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Contract related to the SpinCo Business and no SpinCo Entity shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Contract related to the Acquired Business. If and when any such consent is obtained, the Shared Contract will be separated in accordance with this Section 2.7. With respect to each Shared Contract, the obligations set forth in this Section 2.7 shall terminate upon the date that is twenty four (24) months after the Distribution Date.

(c) Without limiting the foregoing, pending the separation of each Shared Asset or Shared Contract, the Parties shall (and shall cause their respective Subsidiaries to) use their reasonable best efforts to maintain good relations with any obligees or other counterparties in connection with such Shared Asset or Shared Contract, keep such Shared Asset in good condition (ordinary course wear and tear excepted) and, in the case of Shared Contracts, comply in all material respects with the terms thereof and refrain from voluntarily terminating such Shared Contract.

(d) Except to the extent otherwise required by applicable Law, each of the Company and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat the portion of each Shared Asset and each Shared Contract the rights and benefits of which inure to it or any Acquired Entity or SpinCo Entity (as applicable) as Assets owned by, and/or Liabilities of, as applicable, it or the Acquired Entities or the SpinCo Entities, as applicable, as of no later than immediately prior to the Effective Time, and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

Section 2.8 Transfer of Acquired Business Employees. Effective immediately prior to the Distribution Time, each Acquired Business Employee with any SpinCo Entity shall be offered employment by mGage, LLC, a Delaware limited liability company and an Acquired Entity (“mGage”), and each Acquired Business Employee who accepts such offer shall become an employee of mGage effective immediately prior to, and contingent upon, the Distribution Time.

Section 2.9 Sublease of Dominican Republic Lease. Merger Sub and SpinCo shall negotiate in good faith for Merger Sub’s sublease (the “Sublease”) of the sixth floor of the leased real property located in Santo Domingo, Dominican Republic effective as of or prior to the expiration of the Transition Services to be provided by SpinCo to Merger Sub with respect to the Dominican Republic (as described in Schedule A to the Transition Services Agreement) in accordance with the Transition Services Agreement. The Sublease shall contain commercially reasonable terms mutually agreeable between Merger Sub and SpinCo for use by Merger Sub or an Affiliate of Merger Sub.

Section 2.10 Post-Distribution Payments or Reimbursements. As between the Company (and the other Acquired Entities) and SpinCo (and the other SpinCo Entities), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Distribution Time by either Party (or any Acquired Entity or SpinCo Entity, as applicable) to which the other Party (or any Acquired Entity or any SpinCo Entity, as applicable) is entitled under this Agreement shall be held by such receiving Party in trust for the use and benefit of the Party entitled thereto and, within thirty (30) days of receipt by such receiving Party of any such payment or reimbursement, such receiving Party shall pay over, or shall cause the applicable Acquired Entity or SpinCo Entity to pay over to the other Party or the applicable Acquired Entity or SpinCo Entity, the amount of such payment or reimbursement without right of setoff, and shall forward any all material supporting documents including copies of checks documenting such payment or reimbursement.

Section 2.11 Post-Distribution Communications. After the Distribution Time, each Party or any other Acquired Entity or SpinCo Entity may receive mail, packages and other communications properly belonging to the other Party or any other Acquired Entity or SpinCo Entity (as applicable). At all times after the Distribution Time, each Party and the other Acquired Entities and SpinCo Entities (as applicable) are hereby authorized to receive and open all mail, packages and other communications received by such Party or other Acquired Entity or SpinCo Entity (as applicable) that belongs to the other Party or any other Acquired Entity or SpinCo Entity (as applicable) if such Party is not able to reasonably determine to which Party such mail, package or other communication properly belongs without opening any of the foregoing, and to the extent that such mail, packages or other communications do not relate to the business of the receiving Party or any other Acquired Entity or SpinCo Entity (as applicable), the receiving Party or other Acquired Entity or SpinCo Entity (as applicable) shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or Acquired Entity or SpinCo Entity (as applicable), copies thereof) to the other Party as provided for in Section 7.3. The provisions of this Section 2.11 are not intended to, and shall not, be deemed to, constitute an authorization by any Party to permit the other to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes. The provisions of this Section 2.11 are not intended to, and shall not, be deemed to constitute (a) a disclosure of Privileged Communications or waiver of attorney-client privilege or (b) a disclosure of SpinCo Confidential Information or Company Confidential Information.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur, the Company and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver).

Section 3.2 Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have occurred:

(a) the Reorganization shall have been completed substantially in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);

(b) the consummation or satisfaction of the actions set forth in Section 3.1(a); and

(c) the satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or the Merger.

Section 3.3 The Distribution. The Board of Directors of the Company, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of SpinCo Common Stock held by the Company on the Distribution Date shall be distributed to the holders of record of Company Common Stock in a manner mutually agreeable by the Company and SpinCo. Each holder of Company Common Stock on the Record Date shall be entitled to receive for each Company Common Share held by such holder on the Record Date a number of shares of SpinCo Common Stock equal to (x) the total number of shares of SpinCo Common Stock held by Company on the Distribution Date, multiplied by (y) a fraction, the numerator of which is the number of shares of Company Common Stock held by such holder on the Record Date and the denominator of which is the total number of shares of Company Common Stock outstanding on the Record Date.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.1 Access to Information. For a period commencing on the Distribution Date and ending on the sixth anniversary of the Distribution Date, the Parties shall use commercially reasonable efforts to maintain all Information relating to periods ending on or prior to the Distribution Date and shall make them, and any individuals responsible for the preparation and maintenance of such Information, available to the other Party, as reasonably requested. If at any time after the Distribution Date, any Party requires copies of such Information, the other Party shall provide a copy thereof (at the expense of the requesting Party) as promptly as reasonably practicable.

Section 4.2 Ownership of Information. Any Information owned by any Acquired Entity or SpinCo Entity that is provided to a requesting Party pursuant to Section 4.1 shall be deemed to remain the property of the providing Party, except where such Information is an Asset of the requesting Party pursuant to the provisions of this Agreement, the Merger Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

Section 4.3 Liability for Information Provided. No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of fraud or willful misconduct by the Party providing such information.

Section 4.4 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Merger Agreement or any Transaction Document.

Section 4.5 Production of Witnesses and Records in Connection with an Action.

(a) Notwithstanding anything to the contrary in Section 4.1, from and after the Distribution Time, except in the case of an Adversarial Action by one Party against another Party, each Party shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the other Acquired Entities or SpinCo Entities (as applicable) as witnesses, and any books, records or other Information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other Information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith (which, for the avoidance of doubt, shall not include the costs and benefits of employees who are witnesses or any pro rata portion of overhead or other cost of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses).

(b) The obligation of the Parties to provide witnesses pursuant to this Section 4.5 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an Adversarial Action by one Party against another Party.

(c) In connection with any matter contemplated by this Section 4.5, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any Acquired Entity or SpinCo Entity.

(d) For the avoidance of doubt, the provisions of this Section 4.5 are in furtherance of the provisions of Section 4.1 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1.

Section 4.6 Counsel; Privileges; Legal Materials. The Company hereby waives and agrees to not assert, and agrees to cause the other Acquired Entities to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, of SpinCo or any SpinCo Entity or any of their respective officers, directors, managers, employees or representatives (the “Applicable Matters”), by any law firm currently representing the Company or SpinCo in connection with this Agreement and the transactions contemplated hereby (each, a “Prior Company Counsel”). Recognizing that Prior Company Counsel has acted as legal counsel to the Acquired Entities and the SpinCo Entities and certain of the direct and indirect equity holders of Company (as of immediately prior to the Closing) and certain of their respective Affiliates prior to date hereof, and that Prior Company Counsel intends to act as legal counsel to certain of the direct and indirect equity holders of Company (as of immediately prior to the Closing) and their respective Affiliates (which will include SpinCo and other SpinCo Entities and no longer include the Company and the other Acquired Entities) after the Closing, the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Prior Company Counsel representing any such direct or indirect equity holders of the Company (as of immediately prior to the Closing) or their Affiliates (including SpinCo and the other SpinCo Entities) in respect of the Applicable Matters after the Closing as such representation may relate to the Acquired Entities or this Agreement or the transactions contemplated hereby. The Company further waives and agrees to not assert, and agrees to cause the other Acquired Entities to waive and not assert, any attorney-client privilege with respect to any communications by Prior Company Counsel, on the one hand, and any direct or indirect equity holder of the Company (as of immediately prior to the Closing), or any of their respective Affiliates (including SpinCo and other SpinCo Entities), or the Company or other Acquired Entities, or any of their respective Affiliates (including SpinCo and the other SpinCo Entities), on the other hand, occurring prior to Closing (collectively, “Privileged Communications”). The Company hereby agrees that any attorney-client privilege attaching to any Privileged Communications shall survive the Closing and shall remain in effect with all rights to such Privileged Communications, including the right to control such attorney-client privilege, to be held by SpinCo. Accordingly, each of the Parties hereto agrees to take the steps necessary to ensure that any privilege attaching to Privileged Communications shall survive the Closing, remain in effect and be assigned to and controlled by SpinCo. As such, the Company and the other Acquired Entities shall not have access to any such Privileged Communications or to the files of Prior Company Counsel relating to such engagement from and after the Closing in respect of the Applicable Matters, and all books, records and other Information of the Company and its Subsidiaries in respect of the Applicable Matters in any medium (including electronic copies) containing or reflecting any of the Privileged Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, shall belong to SpinCo or direct and indirect equity holders of the Company (as of immediately prior to the Closing). Without limiting the generality of the foregoing, from and after the Closing, (a) SpinCo, the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (including the SpinCo Entities and excluding the Acquired Entities) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications in respect of the Applicable Matters, and none of the Acquired Entities shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of the Privileged Communications in respect of the Applicable Matters constitute property of the client, only SpinCo and the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (including SpinCo and the other SpinCo Entities and excluding the Acquired Entities) shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files in respect of the Applicable Matters to the Acquired Entities by reason of any attorney-client relationship between Prior Company Counsel and any Acquired Entity or otherwise. Each of the Company and SpinCo hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate Information regarding the significance and risks of the waivers and other terms and conditions of this Section 4.6, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 4.6 is for the benefit of SpinCo direct and indirect equity holders of the Company (as of immediately prior to the Closing) and each Prior Company Counsel, and the direct and indirect equity holders of the Company (as of immediately prior to the Closing), SpinCo, and each Prior Company Counsel are intended third party beneficiaries of this Section 4.6. This Section 4.6 shall be irrevocable, and no term of this Section 4.6 may be amended, waived or modified, without the prior written consent of each of the Parties and the Prior Company Counsel affected thereby. The covenants and obligations set forth in this Section 4.6 shall survive for 10 years following the Closing.

ARTICLE V

RELEASES

Section 5.1 Release of Pre-Distribution Claims. Effective upon and following the Closing, the Company, on its own behalf and on behalf of each Acquired Entity, generally, irrevocably, unconditionally and completely releases and forever discharges SpinCo and each SpinCo Entity, and each of their respective successors and assigns (collectively, the “SpinCo Released Persons”) from all disputes, claims, losses, controversies, demands, rights, Liabilities, Actions and causes of action of every kind and nature, whether known or unknown, arising from any matter with respect to this Agreement occurring prior to the Closing (other than as contemplated by this Agreement), provided, however, that nothing in this Section 5.1 shall release the SpinCo Released Persons from their obligations under this Agreement, the Transaction Documents, or the Merger Agreement, including but not limited to the SpinCo Liabilities.

Section 5.2 Management of Actions. This Section 5.2 shall govern the direction of pending and future Actions in which the SpinCo Entities or the Acquired Entities are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 5.2.

(a) Management of SpinCo Controlled Actions. From and after the Distribution Time, the SpinCo Entities shall direct the defense or prosecution of any Actions that constitute only SpinCo Liabilities or SpinCo Assets (“SpinCo Controlled Actions”). If an Action that constitutes solely a SpinCo Liability or a SpinCo Asset is commenced after the Distribution Time naming any Acquired Entity as a party thereto, then SpinCo shall use its commercially reasonable efforts to cause such Acquired Entity to be removed as a party to such Action. Except in the case of an Adversarial Action, no Party shall add the other Party to any Action pending as of or after the Distribution Time without the prior written consent of the other Party.

(b) Management of Company Controlled Actions. From and after the Distribution Time, the Acquired Entities shall direct the defense or prosecution of any Actions that constitute only Excluded Liabilities or Excluded Assets (“Company Controlled Actions”). If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Distribution Time naming any SpinCo Entity as a party thereto, then Company shall use its commercially reasonable efforts to cause such SpinCo Entity to be removed as a party to such Action. Except in the case of an Adversarial Action, no Party shall add the other Party to any Action pending as of or after the Distribution Time without the prior written consent of the other Party.

(c) Management of Actions Naming Both SpinCo and the Company. From and after the Distribution Time, in the event that one or more SpinCo Entities and one or more Acquired Entities is named in an Action that is not a SpinCo Controlled Action, a Company Controlled Action nor a Mixed Action (a “Separate Action”), each of SpinCo and the Company shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. SpinCo and the Company shall consult in good faith with each other regarding the management of the defense of each Separate Action.

(d) Management of Mixed Actions. From and after the Distribution Time, any Action that constitutes both (i) a SpinCo Liability or a SpinCo Asset, on the one hand, and (ii) an Excluded Liability or an Excluded Asset, on the other hand, and that do not constitute a SpinCo Controlled Action nor a Company Controlled Action (clauses (i) and (ii), “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article V), as determined in good faith by the Parties; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against only a Party or Subsidiary of such Party, that Party shall be entitled to control the defense of the applicable claims against such Party. Notwithstanding the preceding sentence, if, despite one Party having a greater financial exposure in respect of a Mixed Action, the other Party reasonably considers that such Mixed Action will be materially detrimental to its competitive or commercial business prospects and wishes to manage such Action, the first Party with the greater financial exposure shall consider in good faith the other Party’s request for the second mentioned Party to manage such Mixed Action. The Parties shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, attorney work-product protection, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset and an Excluded Asset). In any Mixed Action, each of the Company and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Acquired Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (A) if an adverse judgment is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Acquired Business and the SpinCo Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

(e) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 5.3 Settlement of Actions. No Party managing an Action pursuant to Section 5.2 shall settle or compromise such Action (other than the Company with respect to Company Controlled Actions and SpinCo with respect to SpinCo Controlled Actions) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

OTHER AGREEMENTS

Section 6.1 Further Assurances.

(a) In addition to the actions provided for elsewhere in this Agreement and the other Transaction Documents and the Merger Agreement, each of the Parties will cooperate with each other and shall (and will cause their respective Subsidiaries to), prior to, at and after the Distribution Time, use its reasonable best efforts to take, or to cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary on its part under applicable Law or Contracts to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Without limiting the foregoing and except as otherwise provided in any other Transaction Document, prior to, at and for twenty-four (24) months after the Distribution Time, each Party shall cooperate with the other Party, without any further consideration but from and after the Distribution Time at the expense of the requesting Party, to execute and deliver, or shall cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, title and transfer, and use reasonable best efforts to obtain or make any Approvals or Notifications from or with any Governmental Entity or any other Person under any Permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the SpinCo Assets and the Excluded Assets and the assignment and assumption of the SpinCo Liabilities and the Excluded Liabilities and the other transactions contemplated hereby and thereby; provided, however, that except to the extent expressly provided in Section 6.4 or in any of the other Transaction Documents, neither Party shall be obligated pursuant to this Section 6.1 to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications. Without limiting the foregoing, except to the extent otherwise provided in any other Transaction Document, each Party will, at the reasonable request and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title and rights to the Assets allocated to such other Party under this Agreement or any of the other Transaction Documents, if and to the extent it is practicable to do so.

(c) At or prior to the Distribution Time, the Company and SpinCo in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement or any other Transaction Document.

Section 6.2 Confidentiality.

(a) From and after the Distribution Time, subject to Section 6.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, the Company shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of the Company or its Affiliates who reasonably need to know such information in providing services to any Acquired Entity, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. If any disclosures are made in connection with providing services to any Acquired Entity under this Agreement, any other Transaction Document or the Merger Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services or as otherwise provided in an applicable Transaction Document. The Company shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “SpinCo Confidential Information” means any Information to the extent relating to the SpinCo Business (including any confidential or proprietary Information included in the SpinCo Assets or SpinCo Contracts) furnished or made available to or accessible by, or otherwise in the possession of, any Acquired Entity, including as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any Acquired Entity or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided that SpinCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of any use or disclosure by any Acquired Entity or any of its Representatives not otherwise permissible under this Section 6.2, (ii) the Company can demonstrate was or became available to the Company or any of its Representatives after the Distribution Time from a source other than SpinCo or its Representatives, provided that such source was not known by the Company to be bound by a contractual, legal or fiduciary obligation of confidentiality to any SpinCo Entity with respect to such Information, or (iii) is developed independently by any Acquired Entity or any of its Representatives without use or reference to the SpinCo Confidential Information.

(b) From and after the Distribution Time, subject to Section 6.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or its Affiliates who reasonably need to know such information in providing services to any SpinCo Entity, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Company Confidential Information. If any disclosures are made in connection with providing services to any SpinCo Entity under this Agreement, any other Transaction Document or the Merger Agreement, then the Company Confidential Information so disclosed shall be used only as required to perform the services. SpinCo shall use the same degree of care to prevent the unauthorized use or disclosure of the Company Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “Company Confidential Information” means any Information to the extent relating to the Acquired Business furnished or made available to or accessible by, or otherwise in the possession of, any SpinCo Entity as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any SpinCo Entity or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided that Company Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of any use or disclosure by any SpinCo Entity or any of its Representatives not otherwise permissible under this Section 6.2, (ii) SpinCo can demonstrate was or became available to SpinCo or any of its Representatives after the Distribution Time from a source other than the Company or its Representatives; provided that such source was not known by SpinCo to be bound by a contractual, legal or fiduciary obligation of confidentiality to any Acquired Entity with respect to such Information, or (iii) is developed independently by any SpinCo Entity or any of its Representatives without use or reference to the Company Confidential Information.

(c) Notwithstanding the provisions of Section 6.2(a) and Section 6.2(b), the Company or its Representatives may disclose SpinCo Confidential Information, and SpinCo and its Representatives may disclose Company Confidential Information: (i) to the extent such Party or such Representative is required or compelled to disclose any such Company Confidential Information or SpinCo Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (ii) as required in connection with any Adversarial Action, (iii) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (iv) as necessary for a Party to enforce its rights or perform its obligations under this Agreement, the Merger Agreement or any other Transaction Document or (v) to Governmental Entities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Company Confidential Information or SpinCo Confidential Information is made pursuant to clause (i), (iii) or (v) above (other than with respect to any such Information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand or other disclosure requirement shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party or any of its Representatives that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Company Confidential Information, as the case may be, to the extent required by such Governmental Entity, stock exchange or applicable Law (as so advised by counsel).

(d) Prior to the Distribution, notwithstanding anything to the contrary provided herein but without prejudice to whether any such device would constitute a SpinCo Asset, the Company shall be entitled to cause any Company Confidential Information to be removed from personal computers or other devices owned or leased by the Company or any of its Subsidiaries and used by a SpinCo employee, including by replacing such device with a comparable device not containing Company Confidential Information. For the avoidance of doubt, this Section 6.2 (including the obligations set forth in Section 6.2(b)) applies to all Company Confidential Information, regardless of whether such Company Confidential Information has or has not been so removed pursuant to this Section 6.2(d).

(e) Prior to the Distribution, notwithstanding anything to the contrary provided herein but without prejudice to whether any such device would constitute an Excluded Asset, the SpinCo Entities shall be entitled to cause any SpinCo Confidential Information to be removed from personal computers or other devices owned or leased by the Acquired Entities and used by a Company employee, including by replacing such device with a comparable device not containing SpinCo Confidential Information. For the avoidance of doubt, this Section 6.2 (including the obligations set forth in Section 6.2(a)) applies to all SpinCo Confidential Information, regardless of whether such SpinCo Confidential Information has or has not been so removed pursuant to this Section 6.2(e).

Section 6.3 Insurance Matters.

(a) From and after the Distribution Time, except as expressly provided herein, the SpinCo Entities and the SpinCo Business shall cease to be insured by the Company’s Insurance Policies. For the avoidance of doubt, the Company shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any SpinCo Entity; provided, however, that the Company shall take no action to commute, buy back or otherwise modify any Insurance Policy to which SpinCo is entitled to rights pursuant to Section 2.2(a)(vii), in a manner that would adversely affect the SpinCo Entities or the SpinCo Business without the prior written consent of SpinCo which consent will not be unreasonably withheld, conditioned or delayed, or without making adequate provision for such rights of SpinCo Entities or SpinCo businesses. For the avoidance of doubt, SpinCo shall be responsible for securing all Insurance Policies that it considers appropriate for the SpinCo Business and the operation thereof by the SpinCo Entities and for promptly providing evidence thereof, as may be required, to third parties under any Contract. SpinCo agrees to arrange for its own Insurance Policies with respect to the SpinCo Business and the SpinCo Entities covering all periods, effective at or prior to the Distribution Time. SpinCo agrees, on behalf of itself and each SpinCo Entity, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any Acquired Entity.

(b) For any claim asserted against SpinCo or any other SpinCo Entity (i) for any occurrence, claim, loss, injury or damage taking place prior to the Distribution Time and covered under Pre-Closing Occurrence-Based Policies or (ii) for any Pre-Distribution Time act, error, or omission covered under any insurance policy issued on a claims-made basis (“Claims-Made Policies”) (collectively “Post-Closing Claims”), SpinCo and each other SpinCo Entity may access coverage under the Pre-Closing Occurrence-Based Policies or Claims-Made Policies, as applicable, for such claims (it being understood that any retrospective or audited premiums, deductibles, retentions, or similar obligations arising from such any corresponding insurance claims by or on behalf of any SpinCo Entity under the Pre-Closing Occurrence-Based Policies or Claims-Made Policies shall be borne by the SpinCo Entities and SpinCo Entities shall hold Company harmless for such). From and after the Effective Time, if SpinCo or any other SpinCo Entity determines to submit a Post-Closing Claim for coverage under the Pre-Closing Occurrence-Based Policies or Claims-Made Policies, SpinCo shall provide a written request to the Company and shall promptly thereafter provide the Company with all information to be included with such Post-Closing Claim. The Company shall promptly, following receipt of such information, submit the applicable Post-Closing Claim under the applicable Pre-Closing Occurrence-Based Policies or Claims-Made Policies. The Company thereafter shall use commercially reasonable efforts to secure insurance coverage for SpinCo for the Post-Closing Claim under the Pre-Closing Occurrence-Based Policies or Claims-Made Policies, at SpinCo’s expense. In doing so, the Company will undertake commercially reasonable efforts to get the insurers to accept and pay defense and indemnity costs for the Post-Closing Claim, but in no event will the Company guarantee results and in no event will the Company be liable for Post-Closing Claim costs that are not covered by insurance. In no event will the Company be obligated to initiate at its own costs or bear the costs of coverage litigation or arbitration. Nor shall the Company be obligated to initiate any coverage litigation or arbitration that would adversely affect the Company’s rights. No SpinCo Entity shall be entitled to make claims directly to any Pre-Closing Occurrence-Based Policies or Claims-Made Policies and in connection with any Post-Closing Claim. SpinCo or the other SpinCo Entities shall be responsible for the satisfaction or payment of any applicable retention, deductible, or retrospective or audited premium with respect to any Post-Closing Claim, and shall defend, indemnify, and hold harmless the Company and its Subsidiaries against all loss, liabilities, claims, and expenses (including without limitation legal fees and costs) arising out of or resulting from such Post-Closing Claims. Subject to the immediately following sentence and any deductions therefor, any Insurance Proceeds received by any Acquired Entity in respect of a Post-Closing Claim shall be promptly transmitted to SpinCo or another SpinCo Entity designated by SpinCo. In the event that a Post-Closing Claim is a Mixed Action for which both the Company or its Subsidiaries on one hand, and SpinCo or other SpinCo Entity on the other, are seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy or Claims-Made Policy are not sufficient to fund all covered claims of SpinCo or any other SpinCo Entity (as applicable) and the Company or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy or Claims-Made Policy shall be first paid to the Company or its Subsidiaries (as applicable).

Section 6.4 Separation Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein, whether or not the transactions contemplated hereby are consummated, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

Section 6.5 Transaction Documents. Effective on or prior to the Distribution Time, each of the Company and SpinCo will, or will cause the other Acquired Entities and SpinCo Entities (as applicable) to, execute and deliver the Transition Services Agreement. In the event that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby to the extent of such conflict. Specifically, the Parties intend that, to the extent set forth in such other Transaction Document and unless otherwise provided therein; provided that, the representations, warranties, covenants or agreements referred to in this sentence shall refer to the representations, warranties, covenants or agreements set forth in the applicable Transaction Document.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) All matters relating to or arising out of this Agreement or other transaction contemplated herein (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other Party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.1.

Section 7.2 Survival of Covenants. The covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, or in any certificate delivered in connection herewith, shall terminate and be of no further force and effect from and after the Closing and no Party shall have any Liability with respect thereto from and after the Closing. Covenants to be performed after the Closing set forth in this Agreement or in any document delivered in connection herewith or therewith shall survive until fully performed.

Section 7.3 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by e-mail, (c) mailed by registered or certified mail, postage prepaid, return receipt requested or (d) mailed by reputable international overnight courier, fee prepaid, to the Parties hereto at the following addresses or e-mail:

If to SpinCo, then to:

Vivial Media Holdings, Inc.

160 Inverness Drive West

Suite 250

Englewood, CO 80112

Attention: Richard G. Hallé; Nick Continenza

Email: RHalle@vivial.net; NContinenza@vivial.net

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ackneil M. Muldrow III

Email: trey.muldrow@weil.com

If to the Company, then to:

Kaleyra, Inc.

Via Marco D’Aviano, 2,

Milano MI, Italy

Attention: Dario Calogero

Email: dario.calogero@kaleyra.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey C. Selman

Email: jeffrey.selman@us.dlapiper.com

and

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, NY 10020

Attention: James L. Kelly; Ilya A. Bubel

Email: james.kelly@us.dlapiper.com; ilya.bubel@us.dlapiper.com

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 7.3, upon delivery, (x) if delivered by e-mail as provided in this Section 7.3, upon manual or electronic confirmation of delivery, (y) if delivered by mail as provided in this Section 7.3, upon the earlier of the fifth Business Day following mailing and receipt and (z) if delivered by overnight courier as provided in this Section 7.3, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.3). Any Party may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

Section 7.4 Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution Date. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 7.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.6 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto), the Transaction Documents and the Merger Agreement and each of the documents delivered by the Parties in connection herewith and therewith constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties hereto, written or oral, with respect to such subject matter.

Section 7.7 Successors and Assigns; No Third-Party Beneficiaries. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party; provided, however, that the Company may assign any or all of its rights and obligations hereunder to one or more of its Affiliates after the Effective Time; provided, further, that no such assignment will relieve the Company of any of its obligations hereunder. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Except as set forth in the last sentence of this Section 7.7, no provision of this Agreement is intended or shall be deemed to confer upon any Person other than the Parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary set forth in this Agreement, Prior Company Counsel shall be a third-party beneficiary of the provisions set forth in Section 4.6.

Section 7.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise. The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the other Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of such other Party under this Agreement all in accordance with the terms of this Section 7.8. No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 7.8.

Section 7.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the Parties. No failure or delay by any Party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 7.10 Rules of Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits and Schedules, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits and Schedules to, this Agreement; (c) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (d) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (e) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (h) reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (i) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and (j) references to dollars or to $ are expressed in United States currency unless otherwise specifically indicated. To the extent computation of any amounts contemplated by this Agreement include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent, in accordance with the definition of “Spot Rate” set forth in the Merger Agreement.

Section 7.11 Captions; Counterparts. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic transfer shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 7.12 Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any Acquired Entity. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any SpinCo Entity. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 7.12 to the other Acquired Entities or SpinCo Entities (as applicable), and (b) cause all of the other Acquired Entities or SpinCo Entities (as applicable) not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

Section 7.13 Dispute Resolution Procedures.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”).

(b) Except as otherwise provided in this Agreement or in any other Transaction Document, and without limiting the rights of any Party under Section 7.12, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any other Transaction Document or otherwise arising out of, or in any way related to, this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (collectively, the “Separation Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Separation Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed twenty (20) days from the time of receipt by a Party of written notice of such Separation Agreement Dispute. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Separation Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

Section 7.14 Consummation of Merger Agreement Transactions. In the event that the transactions contemplated by the Merger Agreement (including, without limitation, the Merger) are not consummated on the same Business Day as the transactions contemplated by this Agreement, the transactions contemplated by this Agreement shall be null, void and of no effect and shall be deemed to have not occurred.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

VIVIAL INC.

By:	/s/ James Continenza
	Name:	James Continenza
	Title:	Chief Executive Officer

VIVIAL MEDIA HOLDINGS, INC.

By:	/s/ James Continenza
	Name:	James Continenza
	Title:	Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]